UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2017

JAKKS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2951 28th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a) Pursuant to the terms of our By-Laws, as amended by our Board following stockholders approval at our 2014 Annual Meeting, an incumbent director who fails to receive a majority of the votes cast in an uncontested election shall, within five days following the certification of the election results, tender his or her written resignation to our Chairman of the Board for consideration by our board of director’s Nominating and Governance Committee (the "Committee"). In connection with our 2016 Annual Meeting of Stockholders, which was held on December 16, 2016, Mr. Alexander Shoghi did not receive a majority vote and, accordingly, tendered his resignation to the Board following our 2016 Annual Meeting of Stockholders.

Pursuant to the Director Resignation Policy adopted by our Board following our 2014 Annual Meeting, the Committee is to consider such resignation and make a recommendation to our Board concerning the acceptance or rejection of such resignation. On February 16, 2017, based upon the recommendation of the Committee, for the reasons discussed below, the Board determined not to accept Mr. Shoghi’s resignation.

As disclosed in our proxy statement, Mr. Shoghi has expertise in capital management with his background in banking and finance. Mr. Shoghi contributed meaningfully in the Company’s enhanced strategic focus and on the Company’s efforts in maintaining a solid financial position. In 2016, the Board undertook a comprehensive strategic review process aimed at increasing long-term shareholder value by enhancing the Company’s financial standing.  That review culminated in the negotiation and repurchase of outstanding stock and debentures which improved the Company’s financial flexibility by reducing its debt load. Mr. Shoghi played a meaningful role in the strategic review process which involved considerable analysis, debate and evaluation of a myriad of complex opportunities and alternatives.

As one of the Company’s independent directors, Mr. Shoghi also played an important, and necessary role, as a member of the Audit Committee.

Mr. Shoghi was on the Board for only one year, and during that period demonstrated his seriousness and diligence as a director and performed his duties as a director in a diligent and effective manner and worked hard on behalf of the Company. The Committee noted that Mr. Shoghi regularly attended meetings of the Board and of the Audit Committee, that he was fully prepared for, and engaged in, those meetings and that the advice he presented at those meetings were considered to be significant contributions and in the Company’s best interest.

Mr. Shoghi received 46% of the votes cast at the meeting, which, while not a majority, was not substantially less than a majority, and given his contributions to the Board, and the skills and knowledge he brought to the Board, the Committee recommended that his service as a director be continued.

However, the Committee also noted that if Mr. Shoghi receives the approval of the holders of less than a majority of the shares represented at the next annual meeting, the Committee anticipates that it would recommend that his resignation be accepted after such meeting.

(e) On February 16, 2017, the Board approved the Company’s entry into a Director and Officer Indemnification Agreement with each of its directors and such other officers as the Board determines from time to time. The agreement requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer (other than liabilities arising from conduct for which indemnification by the Company is prohibited by law, or taken in bad faith, or willful or knowing unlawful conduct) and in certain cases to advance their expenses. A copy of the Agreement is annexed hereto in its entirety as an exhibit.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Form of Director and Officer Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: February 23, 2017
By: /s/ JOEL M. BENNETT Joel M. Bennett, CFO

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Director and Officer Indemnification Agreement.